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                                                                            LOGO

                            National Re Corporation
                              777 Long Ridge Road
                               Stamford, CT 06904
                                 (203) 329-7700

                                                                 August 27, 1996

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of National Re Corporation (the 'Company'), which will be held at 10:00 a.m., local time, on September 30, 1996 at the Company's corporate headquarters, 777 Long Ridge Road, Stamford, Connecticut, and any adjournments or postponements thereof (the 'Special Meeting').

     At the Special Meeting, holders of the Company's common stock will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), by and among General Re Corporation ('General Re'), N Acquisition Corporation ('Sub'), a wholly owned subsidiary of General Re, and the Company. A copy of the Merger Agreement is included as Annex I to the attached Proxy Statement/Prospectus. On the terms and subject to the conditions of the Merger Agreement, the Company will be merged with and into Sub (the 'Merger'), which will continue in existence as a subsidiary of General Re.

     Upon consummation of the Merger, each outstanding share of the Company's common stock will be converted into the right to receive, at each stockholder's election, (a) $53 in General Re common stock; provided that General Re will not issue more than .39259 nor less than .32121 shares of General Re common stock per share of the Company's common stock or (b) $53 in cash. Such elections will be subject to certain proration procedures which are described in the attached Proxy Statement/Prospectus and in the Merger Agreement, which provide generally that the total cash portion of the consideration paid by General Re cannot exceed 50% of the value of the outstanding shares of the Company's common stock.

     The obligations of General Re and the Company to consummate the Merger are subject to a number of conditions, including, among other things, (i) approval of the Merger by the Company's stockholders, (ii) receipt of all required governmental approvals, (iii) absence of any statute or injunction that would restrain, enjoin or prohibit the consummation of the Merger, (iv) absence of any change that would have a material adverse effect on either General Re or the Company, (v) receipt by each of General Re and the Company of tax opinions from their respective tax counsel and (vi) the average per share price of General Re's common stock not being less than $125.

     YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
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     The Company is also sending you a Form of Election/Letter of Transmittal which stockholders of the Company should use to express their preference for the type of consideration they wish to receive in the Merger. Please note that the deadline for submitting the Form of Election/Letter of Transmittal is September 30, 1996. The failure of a stockholder to execute and deliver a valid Form of Election/Letter of Transmittal will result in such stockholder receiving common stock of General Re rather than cash in the Merger.

     Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of common stock you own, please complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. If you attend the Special Meeting, you may vote your shares personally whether or not you have previously submitted a proxy. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,
                                          William D. Warren
                                          Chairman and President

     THE TRANSACTION TO BE CONSIDERED AT THE SPECIAL MEETING INVOLVES A MATTER OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF THE COMPANY. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID ENVELOPE PROMPTLY.

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